EXHIBIT 7

                                 FIRST AMENDMENT
                                       OF
                         BITUMINOUS 401(K) SAVINGS PLAN

               (As Amended and Restated Effective January 1, 1994)



                  WHEREAS, Bituminous Casualty Corporation (the "corporation") maintains Bituminous 401(k) Savings Plan (the "plan"); and

                  WHEREAS, the plan has been amended and restated effective January 1, 1994 and further amendment thereof is now considered desirable;

                  NOW,  THEREFORE,  by  virtue  and in  exercise  of  the  power reserved to this corporation by subsection 11.1 of the plan, the plan, as previously amended and restated, be and is hereby further amended by adding the following new subsection 7.13 to the plan immediately after subsection 7.12 thereof, effective January 1, 1996:

                "7.13. Loans to Participants. While it is the primary purpose of the plan to accumulate funds for the participants when they retire, it is recognized that under some circumstances it is in the best interests of participants to permit loans to be made to them from their accounts while they continue in the active service of the employers. Employees with rollover accounts under the plan shall also be eligible to take loans from their rollover accounts and shall be treated as participants for purposes of this subsection 7.13. Accordingly, the committee, pursuant to such rules as it may from time to time establish, and upon request by a participant supported by such evidence as the committee requests, may make a loan from the trust fund to a participant, subject to the following:

                  (a) The principal amount of any loan made to a participant when added to the outstanding balance of all other loans made to the participant from all qualified plans maintained by the employers, shall not exceed the lesser of:

                           (i) $50,000, reduced by the excess (if any) of the highest outstanding balance during the one-year period ending immediately preceding the date of the loan, over the outstanding balance on the date of the loan, of all such loans from all such plans; or

                           (ii) one-half of the participant's total vested account balances under the plan.

                  (b) Each loan must be evidenced by a written note in a form approved by the committee, shall bear interest at a reasonable rate which is based on the prevailing prime rate as published on the first business day of the month in which the loan is made in The Wall Street Journal plus one percentage point, and shall require substantially level amortization (with payments at least quarterly) over the term of the loan.

                  (c) Each loan shall specify a repayment period that shall not extend beyond five years.

                  (d) Each loan shall be repaid through payroll deductions. If a participant is on the active payroll of an employer but is not receiving pay or is on an authorized unpaid leave of absence, the committee may suspend scheduled loan repayments during such period, provided such suspension does not cause the loan to exceed the applicable limit set forth in subparagraph
                           (c) above. No participant shall be permitted to have more than one loan outstanding at any time. No loan of less than $1,000 shall be made to any participant.

                  (e) There shall be an administrative charge for setting up the loan payable from the participant's accounts. The committee shall determine a reasonable amount for such charge from time to time.

                  (f) Loans will be made from a participant's accounts in the following order: first, from a participant's rollover account, then from a participant's basic contribution account and finally from a participant's matching contribution account. Loan repayments will be credited to a participant's accounts by source in the reverse order from which they were withdrawn.

                  (g) With regard to withdrawals of loan amounts from a participant's rollover and basic contribution accounts, loan amounts will be taken from the various investment funds in an order to be determined by the committee and communicated to participants. Loan repayments will be credited to the investment funds in which a participant's accounts are invested in accordance with rules adopted by the committee based on the participant's current investment election. If changes are made in the investment funds available under the plan, the committee may make changes as it deems appropriate in the ordering of withdrawals and repayments of loans.

                  (h) A participant may prepay the full outstanding amount of his loan from the plan, plus all interest accrued to the date of prepayment, at any time.

         If, on the date that is 90 days following a participant's settlement date, any loan or portion of a loan made to him under the plan, together with the accrued interest thereon, remains unpaid, an amount equal to such loan or any part thereof, together with the accrued interest thereon, shall be charged to the participant's accounts after all other adjustments required under the plan, but before any distribution pursuant to subsection 7.4. Interest paid by a participant on a loan made to him under this subsection 7.13 shall be credited to the accounts of the participant as of the accounting date which ends the accounting period of the plan during which such interest payment was made, after all other adjustments required under the plan as of that date have been completed."




                  IN WITNESS WHEREOF, the undersigned duly authorized officer of the corporation has caused this amendment to be executed this day of December, 1995.

                                          BITUMINOUS CASUALTY CORPORATION


                                          By:____________________________

                                          Its:___________________________

                                                     (Corporate Seal)



ATTEST:

_______________________________


Its:___________________________